Exhibit 23



                       Consent of Independent Accountants



The Board of Directors
HSBC USA Inc.:

We consent to incorporation by reference in Registration Statements (No. 333-42421, 333-42421-01, 333-42421-02) on Form S-3 of HSBC USA Inc. of our
report dated February 13, 2001, relating to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the consolidated balance sheets of HSBC Bank USA and subsidiaries as of December 31, 2000 and 1999, which report appears in the 2000 HSBC USA Inc. Annual Report on Form 10-K.





/s/ KPMG LLP
March 20, 2001
New York, New York


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